Exhibit 10.118


                            ASSET PURCHASE AGREEMENT




                                  BY AND AMONG




                   SUNBELT THERAPY MANAGEMENT SERVICES, INC.,





             SPINE REHABILITATION AND PHYSICAL THERAPY CENTER, INC.




                                       AND




                                DOUGLAS L. BATES









                          DATED AS OF DECEMBER 20, 1996

                                TABLE OF CONTENTS

      ARTICLE I.  DEFINITIONS..............................................  1

      ARTICLE II. PURCHASE AND SALE; PURCHASE PRICE........................  4
            1.    Purchase and Sale........................................  4
            2.    Payment of Purchase Price................................  5

      ARTICLE III.  OTHER AGREEMENTS.......................................  5
            1.    Access...................................................  5
            2.    Disclosure Schedule......................................  5
            3.    Public Announcements.....................................  5
            4.    Transfer of Intangible Assets............................  6
            5.    Retained Liabilities.....................................  6
            7.    Effective Time of Closing................................  6
            8.    Allocation of Purchase Price.............................  6
            9.    Prorations...............................................  6
            10.   Risk of Loss.............................................  7
            11.   Employees................................................  7
            12.   Intention................................................  7

      ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF SELLER AND
      BATES................................................................  7
            1.    Organization; Business...................................  7
            2.    Authorization; Enforceability............................  8
            3.    No Violation or Conflict.................................  8
            4.    Financial Information; Books and Records.................  9
            5.    Assets...................................................  9
            6.    Contingent and Undisclosed Liabilities...................  9
            7.    Taxes....................................................  9
            8.    Absence of Certain Changes............................... 10
            9.    Employee Benefit Plans................................... 11
            10.   Compliance with Law...................................... 11
            11.   Litigation............................................... 12
            12.   Contracts................................................ 12
            13.   Existing Insurance Policies.............................. 13
            14.   Environmental Protection................................. 14
            15.   Labor Matters............................................ 16
            16.   Labor Relations; Compliance.............................. 16
            17.   Brokers.................................................. 17
            18.   Governmental Approvals................................... 17
            19.   Disclosure............................................... 17


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

            20.   Intangible Assets........................................ 17
            21.   Certain Payments......................................... 18
            22.   Relationships with Related Parties....................... 18
            23.   Premises................................................. 18

      ARTICLE V. REPRESENTATIONS AND WARRANTIES OF BUYER................... 19
            1.    Organization; Business................................... 19
            2.    Authorization; Enforceability............................ 19
            3.    No Violation or Conflict................................. 19
            4.    Brokers.................................................. 19

      ARTICLE VI. CONDUCT OF BUSINESS PENDING THE CLOSING.................. 19
            1.    Carry on in Regular Course............................... 19
            2.    Use of Assets............................................ 20
            3.    No Default............................................... 20
            4.    Existing Insurance Policies.............................. 20
            5.    Employment Matters....................................... 20
            6.    Contracts and Commitments................................ 20
            7.    Preservation of Relationships............................ 20
            8.    Compliance with Laws..................................... 20
            9.    Taxes.................................................... 20

      ARTICLE VII. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER........ 20
            1.    Compliance with Agreement................................ 20
            2.    Proceedings and Instruments Satisfactory................. 21
            3.    No Litigation............................................ 21
            4.    Representations and Warranties of the Sellers............ 21
            5.    No Adverse Change........................................ 21
            6.    Deliveries at Closing.................................... 21
            7.    Other Deliveries......................................... 21
            8.    Approvals and Consents................................... 22
            9.    Due Diligence............................................ 22
            10.   Employment Arrangements.................................. 22

      ARTICLE VIII. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF
      SELLER............................................................... 22
            1.    Compliance with Agreement................................ 22
            2.    Proceedings and Instruments Satisfactory................. 23
            3.    No Litigation............................................ 23
            4.    Representations and Warranties of Buyer.................. 23
            5.    Deliveries at Closing.................................... 23
            6.    Other Documents.......................................... 23
            7.    Delivery of Purchase Price............................... 23


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

      ARTICLE IX. INDEMNITIES.............................................. 23
            1.    Seller's and Bates' Indemnity............................ 23
            2.    Buyer's Indemnity........................................ 24
            3.    Termination of Seller's Rights........................... 25
            4.    Termination of Buyer's Rights............................ 25
            5.    Rights on Termination.................................... 25

      ARTICLE X. TERMINATION; MISCELLANEOUS................................ 25
            1.    Termination.............................................. 25
            2.    Rights on Termination; Waiver............................ 26
            3.    Survival of Representations and Warranties............... 26
            4.    Entire Agreement; Amendment.............................. 26
            5.    Expenses................................................. 26
            6.    Governing Law............................................ 26
            7.    Assignment............................................... 27
            8.    Notices.................................................. 27
            9.    Counterparts; Headings................................... 27
            10.   Severability............................................. 28
            11.   Specific Performance..................................... 28
            12.   Taxes and Fees........................................... 28
            13.   Income Tax Position...................................... 28
            14.   Further Assurances....................................... 28


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
                           ASSET PURCHASE AGREEMENT


      THIS ASSET PURCHASE AGREEMENT is made as of this 20th day of December, 1996 by and among Sunbelt Therapy Management Services, Inc., an Alabama corporation, or its nominee ("Buyer"), Spine Rehabilitation and Physical Therapy Center, Inc., a Mississippi corporation ("Seller"), and the sole shareholder of the Company, Douglas L. Bates ("Bates").

                                    RECITALS

      WHEREAS, Seller is engaged in the business of providing rehabilitation therapy services; and

      WHEREAS, Buyer is engaged in the business of providing physical, speech and occupational therapy services; and

      WHEREAS, Seller desires to sell to Buyer, and Buyer, or a nominee of Buyer who is also a subsidiary of Unison HealthCare Corporation ("Unison"), desires to purchase from Seller, certain of the assets, rights and properties of Seller relating to the Business, upon all of the terms and subject to all of the conditions set forth in this Agreement.

      NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants, conditions and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed that:

                             ARTICLE I. DEFINITIONS

      When used in this Agreement, the following terms shall have the meanings specified:

      "Agreement" shall mean this Asset Purchase Agreement, together with the Exhibits and the Disclosure Schedule attached hereto, as the same may be amended from time to time in accordance with the terms hereof.

      "Assets" shall mean all assets of Seller used in the conduct of the Business except for any Retained Asset, including, but not limited to the Contracts, Equipment, Intangible Assets, Miscellaneous Assets and Records.

      "Assumed Liabilities" shall mean and be limited to those liabilities and obligations arising after the Effective Time of Closing pursuant to the Contracts being assumed by Buyer.

      "Bill of Sale" shall mean the Bill of Sale and Assumption of Liabilities in substantially the form of Exhibit 1 attached to this Agreement.

      "Business" shall mean the business of providing rehabilitation therapy services conducted by Seller prior to the Closing.

      "Buyer Closing Certificate" shall mean the Closing Certificate of Buyer in substantially the form of Exhibit 2 attached to this Agreement.

      "Buyer Officer's Certificate" shall mean the Officer's Certificate of Unison and Buyer in substantially the form of Exhibit 3 attached to this Agreement.

      "Closing" shall mean the conference to be held at 10:00 a.m., local time, on the Closing Date at the offices of Quarles & Brady, One East Camelback, Suite 400, Phoenix, Arizona 85012, or such other time and place as the parties may mutually agree to in writing, at which the transactions contemplated by this Agreement shall be consummated.

      "Closing Date" shall mean: (i) January 2, 1997; or (ii) such other date as the parties may mutually agree to in writing.

      "Code" shall mean the Internal Revenue Code of 1986, as the same may be in effect from time to time.

      "Contracts" shall mean all of the contracts, agreements, leases, relationships and commitments, written or oral, to which Seller is a party or by which Seller is bound.

      "Disclosure Schedule" shall mean the Disclosure Schedule, dated the date of this Agreement, delivered by Seller to Buyer contemporaneously with the execution and delivery of this Agreement and as the same may be amended from time to time after the date of this Agreement and prior to the Closing Date in accordance with the terms of this Agreement.

      "Employee Benefit Plans" shall mean any pension plan, profit sharing plan, bonus plan, incentive compensation plan, stock ownership plan, stock purchase plan, stock option plan, stock appreciation plan, employee benefit plan, employee benefit policy, retirement plan, fringe benefit program, insurance plan, severance plan, disability plan, health care plan, sick leave plan, death benefit plan, or any other plan or program to provide retirement income, fringe benefits or other benefits to former or current employees of the Business.

      "Equipment" shall mean all equipment, machinery, furniture, fixtures, motor vehicles, furnishings, parts, office equipment, computers and other items of tangible personal property which are owned by Seller and used by or useful to Seller in the operation of the Business, including but not limited to those assets which are listed in the Disclosure Schedule.

      "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may be in effect from time to time.

      "Existing Insurance Policies" shall mean all of the insurance policies currently in effect and owned by Seller covering the Assets or the Business, all of which are listed and briefly described on the Disclosure Schedule.


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
      "Existing Permits" shall mean all permits, licenses, approvals, qualifications, permissions and governmental authorizations (including Environmental Permits) required for the conduct of the Business, all of which are listed and briefly described on the Disclosure Schedule.

      "Financial Information" shall mean: (i) the monthly unaudited financial statements of Seller for months beginning January 1, 1996 through the month ended October 31, 1996; (ii) the books and records of account of the Business; and (iii) all other financial information relating to the financial condition of the Business delivered or to be delivered by Seller to Buyer.

      "Intangible Assets" shall mean all of the intangible assets owned or used by Seller in the Business, including but not limited to trade secrets, know-how, data, operating methods and procedures, proprietary information, processes, technical knowledge, advertising formats, logos, United States and foreign patents, patent applications, trade names, trademarks, service marks, trademark registrations, service mark registrations, copyrights, copyright applications, franchise rights, customer lists, telephone numbers and related rights including goodwill related thereto.

      "Law" shall mean any federal, state, local or other law, rule, regulation or governmental requirement of any kind, and the rules, regulations and orders promulgated thereunder.

      "Lease" shall mean the lease agreement made and entered into on February 18, 1994 by and between 3635 Bienville Blvd., Ltd., a Mississippi General Partnership, as lessor, and Seller, as lessee.

      "Leased Assets" shall mean all items of personal property which Seller leases and uses in the Business, including but not limited to those assets which are set forth in the Disclosure Schedule.

      "Lien" shall mean, with respect to any asset: (i) any mortgage, pledge, lien, charge, claim, restriction, condition, easement, covenant, lease, encroachment, title defect, imposition, security interest or other encumbrance of any kind; and (ii) the interest of a vendor or lessor under any conditional sale agreement, financing lease or other title retention agreement relating to such asset.

      "Miscellaneous Assets" shall mean Business-related security deposits, prepaid expenses, leasehold improvements and those assets set forth in the Disclosure Schedule.

      "Note" shall mean a promissory note by Unison, as maker, payable to the order of Seller in the form of Exhibit 4 attached hereto.

      "Person" shall mean and include a natural person, corporation, trust, partnership, limited liability company, association, unincorporated organization, governmental entity, agency or branch or department thereof, or any other legal entity.


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
      "Premises" shall mean the buildings which Seller occupies and out of which it conducts the Business, the location of which is 3635A Bienville Boulevard, Ocean Springs, Mississippi.

      "Purchase Price" shall mean $900,000.

      "Records" shall mean such books, documents and records owned or used by Seller in the conduct of the Business, including personnel, medical and accounting records, correspondence, governmentally required records, business plans and forecasts, patient lists, computer media, software and software documentation, sales literature, catalogues, promotional items, advertising materials and other written materials.

      "Retained Assets" shall mean the following assets of Seller as of the Closing Date which, although they may relate to the Business, are not Assets and are to be retained by Seller: (i) Seller's franchise to be a corporation, articles of incorporation, bylaws, minute books, stock books, corporate seals and other corporate records having to do with the corporate organization and capitalization of Seller; (ii) Seller's canceled checks, bank statements and tax returns; (iii) policies of insurance purchased by Seller; (iv) Seller's cash and cash equivalents which are derived from services provided by Seller prior to the Effective Time of Closing; (v) Seller's accounts payable and accounts receivable which are derived from services provided by Seller prior to the Effective Time of Closing; (vi) the computer equipment at the home of Douglas L. Bates at the date of the Letter of Intent between Unison and Seller; and (vii) any other assets described as "Retained Assets" in the Disclosure Schedule.

      "Retained Liabilities" shall mean all obligations and liabilities of Seller or otherwise arising out of the operation of the Business or the ownership of the Assets and which are not Assumed Liabilities.

      "Seller's Closing Certificate" shall mean the Closing Certificate of Seller and Bates in substantially the form of Exhibit 5 attached to this Agreement.

      "Seller's Counsel Opinion" shall mean the opinion of Brown, Watt & Buchanan, P.A., in substantially the form of Exhibit 6 attached to this Agreement.

      "WARN Act" shall mean the Worker Adjustment and Retraining Notification Act, as amended.

                  ARTICLE II. PURCHASE AND SALE; PURCHASE PRICE

      1. Purchase and Sale. At the Closing, and upon all of the terms and subject to all of the conditions of this Agreement:

            a. Seller shall sell, assign, convey and deliver to Buyer, and Buyer shall purchase and accept from Seller, the Assets; and

            b. Buyer shall assume and agree to perform in accordance with and be bound by all of the covenants, terms and obligations under the Assumed Liabilities.

      2. Payment of Purchase Price. The Purchase Price shall be paid as follows:

            a. At the Closing, Buyer shall pay Seller an amount equal to $600,000 less the aggregate value of the Credited Benefits as set forth on the Credited Benefits Schedule by wire transfer of immediately available funds to an account designated by Seller; and

            b. Buyer shall deliver to Seller the Note.

                          ARTICLE III. OTHER AGREEMENTS

      1. Access. Seller shall afford to Buyer and the agents, accountants, attorneys and representatives of Buyer, full and complete access to all of the books, records, financial statements, facilities, key personnel and other documents and materials relating to Seller's financial condition, assets, liabilities and Business.

      2.    Disclosure Schedule.

            a. Disclosure Schedule. Contemporaneously with the execution and delivery of this Agreement, Seller is delivering to Buyer the Disclosure Schedule, which is accompanied by a certificate signed by the President of Seller, stating that the Disclosure Schedule is being delivered pursuant to this Agreement and is the Disclosure Schedule referred to in this Agreement.

            b. Updates. Prior to the Closing Date, Seller shall update the Disclosure Schedule as necessary by written notice to Buyer to reflect any matters which have occurred from and after the date of this Agreement which, if existing on the date of this Agreement, would have been required to be described in the Disclosure Schedule. If requested by Buyer, Seller shall meet and discuss with Buyer any change in the Disclosure Schedule made by Seller which is, in the reasonable judgment of Buyer, materially adverse in any matter to Buyer (a "Disclosure Schedule Change"). If the parties cannot resolve any differences regarding a Disclosure Schedule Change within a reasonable period of time (not to exceed ten (10) calendar days), Buyer may terminate this Agreement.

      3. Public Announcements. Subject to each party's disclosure obligations imposed by Law, Buyer and Seller will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated by this Agreement and shall not issue any public announcement or statement with respect thereto prior to consultation with the other party.

      4. Transfer of Intangible Assets. Prior to or at the Closing, Seller shall take all steps so that Seller shall transfer to Buyer all of its right, title and interest in and to the Intangible Assets other than the name and trade dress "Spine Rehabilitation and Physical Therapy Center, Inc."

      5. Retained Liabilities. Except as otherwise specifically provided for herein, Buyer is not assuming any liabilities or obligations of Seller, and Seller shall pay, perform in accordance with, be bound by and satisfy all of its Retained Liabilities in the ordinary course of business.

      6. Referrals and Deliveries. After the Closing, Seller shall immediately: (i) deliver to Buyer, in the form received with the addition of any required endorsements by Seller, any cash, checks or other payments received by Seller relating to the Business or the Assets except to the extent such payments are Retained Assets; and (ii) refer to Buyer any and all inquiries relating to the Business from customers or suppliers of the Business or from other Persons.

      7. Effective Time of Closing. The parties agree that, for all financial statement and accounting purposes, the transactions described in this Agreement shall be deemed effective as of 12:01 a.m., Phoenix local time, on January 1, 1997 (the "Effective Time of Closing").

      8. Allocation of Purchase Price. In accordance with Section 1060 of the Code, the Purchase Price shall be allocated $55,000 to Assets other than goodwill and the remainder to goodwill, and the parties agree not to take a contrary position. Buyer and Seller shall cooperate with each other in the preparation and filing of I.R.S. Form 8594 in connection with the Purchase Price allocation.

      9.    Prorations.

            a. All personal property taxes, if any, assessed against the Assets shall be prorated as of the Effective Time of Closing, based on the applicable tax rate of the period for which such taxes are assessed or prepaid. Seller shall be responsible for that portion of the prorated taxes accrued for the period ending as of the Effective Time of Closing, and Buyer shall be responsible for that portion of the prorated taxes attributable to the period beginning as of the Effective Time of Closing.

            b. All payments for utilities, and other similar expenses paid or payable with respect to the Business shall be prorated and settled between Buyer and Seller so that all such expenses applicable to the period ending as of the Effective Time of Closing shall be for the account of the Seller, and all such expenses for the periods after the Effective Time of Closing shall be for the account of Buyer.

            c. To the extent ascertainable, said amounts prorated pursuant to this Section shall be settled between the parties at Closing.

      10. Risk of Loss. Physical possession of and all risk of loss with respect to the Assets shall remain with Seller until the Effective Time of Closing and shall pass to Buyer at the Effective Time of Closing.

      11. Employees. On or prior to ten days before the Effective Time of Closing, or within such shorter period as Buyer and Seller may agree upon, Buyer shall deliver to Seller a list of employees Buyer desires to hire as employees of Buyer (the "New Buyer Employees") immediately after the Effective Time of Closing. Buyer shall not be under any obligation to hire any employees of Seller. Seller shall, immediately prior to the Effective Time of Closing, terminate the employment with Seller of all of the employees of Seller employed in the Business, and Seller shall be responsible for any notice to employees required under the WARN Act, if any. On or prior to the Effective Time of Closing, Seller shall make all payments to said employees for wages, commissions, bonuses, vacation, severance and other similar forms of compensation, where applicable, owing to or accrued by said employees prior to and up to the Effective Time of Closing; provided, however, that with respect to New Buyer Employees, Buyer shall credit such employees with vacation and sick leave benefits which approximate as near as practicable the vacation and sick leave accrued while such employees were employed by Seller (the "Credited Benefits"). Seller shall prepare a schedule of the Credited Benefits as of a date ten days prior to the Effective Time of Closing, or as of such other date as Buyer and Seller may agree upon, setting forth the names of the New Buyer Employees and the value of the Credited Benefits for each New Buyer Employee (the "Credited Benefits Schedule") based on rates of pay then in effect. At the Closing, Buyer shall subtract from the Purchase Price the aggregate value of the Credited Benefits as set forth on the Credited Benefits Schedule. Buyer shall not be obligated to Seller or any other party for any labor-related obligations or liabilities arising out of any person's employment with the Seller, and Seller agrees to satisfy said obligations and/or liabilities, regardless of whether said persons become employees of Buyer.

      12.   Intention.

            a. It is the intention of the parties that the Assets shall include all of the tangible and intangible assets owned by Seller and used in or necessary for the operation of the Business as of the Closing Date, excepting therefrom only the Retained Assets.

            b. It is the intention of the parties that Buyer shall assume no liabilities or obligations of Sellers relating to the Business except the Assumed Liabilities.

         ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF SELLER AND BATES

      Seller and Bates hereby jointly and Severally represent and warrant to Buyer that:

      1.    Organization; Business.

            a. Seller is a corporation duly and validly organized and existing and in good standing under the Laws of the State of Mississippi. Neither the use of the Assets or the


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
operation of the Business require Seller to qualify to do business as a foreign corporation in any jurisdiction.

            b. Seller has the full corporate power and authority and all franchises, permits, licenses, approvals, authorizations, registrations, grants and orders necessary to carry on the Business as it is now conducted, to own, lease and operate the Assets and to perform all of its obligations under the Contracts.

      2. Authorization; Enforceability. The execution, delivery and performance of this Agreement and all of the documents and instruments required by this Agreement to be executed and delivered by Seller are within the corporate power of Seller and have been duly authorized by all necessary corporate action by Seller. This Agreement is, and the other documents and instruments required by this Agreement to be executed and delivered by Seller will be, when executed and delivered by Seller, the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws generally affecting the rights of creditors and subject to general equity principles.

      3.    No Violation or Conflict.

            a. The execution, delivery and performance of this Agreement by Seller do not and will not, directly or indirectly (with or without notice or lapse of time):

                  (1) contravene, conflict with or violate the Articles of Incorporation or Bylaws of Seller;

                  (2) contravene, conflict with or violate or give any governmental body or any other Person the right to challenge the consummation of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under any Law or any judgment, order or decree to which Seller or any of the Assets may be subject;

                  (3) contravene, conflict with, violate or breach any provision, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any of the Contracts;

                  (4) result in the imposition or creation of any Lien upon or with respect to the Assets; or

                  (5) disrupt or impair any material relationship with any supplier, customer, distributor, sales representative or employee of the Business.

            b. Seller is not and will not be required to give any notice or obtain any consent or approval from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of the transactions contemplated hereby.


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
      4.    Financial Information; Books and Records.

            a. Seller has delivered to Buyer all of the Financial Information. The financial statements (and notes where applicable) which are part of the Financial Information are accurate and complete in all material respects and fairly present the financial condition and the results of operations of the Business as at the respective dates of and for the periods referred to therein, all in accordance with the income tax basis of accounting applied on a consistent basis throughout all periods.

            b. The books of account, minute books, and other records of Seller, as they relate to the Business and all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices.

            c. The accounting books and records of the Business: (i) are correct and complete; (ii) are maintained in a manner consistent with past practice;
(iii) have recorded therein all the properties and assets and liabilities of the Business; and (iv) reflect all transactions entered into by the Business or to which the Business is a party.

      5.    Assets.

            a. Seller owns good and valid title to the Assets, free and clear of any and all Liens. Seller is in sole possession of, and has sole control of, the Assets. All of Seller's tangible Assets are physically located on the Premises. Except as set forth on the Disclosure Schedule, none of the Assets is leased, rented, licensed or otherwise not owned by Seller.

            b. The Assets include all assets of Seller which are used in or necessary for the operation of the Business, excepting therefrom only any Retained Asset.

            c. The Equipment and Leased Assets, taken as a whole, are in good operating condition and repair and are adequate for the uses for which they are being put, normal wear and tear excepted. No such asset is in need of maintenance or repair, except for routine maintenance and repairs that are not material in nature or cost.

      6. Contingent and Undisclosed Liabilities. Except pursuant to the deposit and collection of checks in the ordinary course of business, Sellers do not have any liabilities, obligations or indebtedness of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise) in connection with the Business, other than as set forth in the Financial Information or as specifically identified in the Disclosure Schedule or as incurred in the ordinary course of business since the most recent financial statements.

      7.    Taxes.

            a. Seller has timely and properly filed all federal, state, local and foreign tax returns (including but not limited to income, franchise, sales, payroll, employee withholding and


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
social security and unemployment) with respect to the Business which were required to be filed. Seller has delivered to Buyer copies of all such all income tax and other material tax returns with respect to the Business which have been filed since December 31, 1990.

            b. Seller has paid or made provision for all federal, state, local, foreign or other governmental charges with respect to the Business and/or the Assets that may or could follow the Assets or otherwise affect Buyer after the consummation of the transactions contemplated herein.

            c. There are no tax Liens upon any of the Assets, except for Liens for current taxes not yet due and payable.

      8.    Absence of Certain Changes.

            a. Except as set forth in the Disclosure Schedule, since September 30, 1996, there has not been any:

                  (1) material adverse change in the financial condition, properties, liabilities, business, results of operations or prospects of the Business;

                  (2) damage, destruction or loss which has materially and adversely affected the financial condition, properties, business, results of operation or prospects of the Business and/or the Assets (whether or not covered by insurance);

                  (3) transactions by the Business outside the ordinary course of business, except for the transactions contemplated by this Agreement;

                  (4) payment or increase of any bonus, salary or other compensation to any officer or employee of the Business except in the ordinary course of business or entry into any employment, severance or similar arrangement with any officer or employee of the Business;

                  (5) adoption of or increase in the payments to or benefits under any Employee Benefit Plan;

                  (6) entry into, termination of, or receipt of notice of termination of any license, service, joint venture, credit or similar agreement, or any Contract or transaction involving a total remaining commitment by or to Seller relating to the Business of at least $10,000;

                  (7) cancellation or waiver of any claims or rights relating to the Business with a value in excess of $10,000;

                  (8) material change in the accounting methods used by Seller;
or


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
                  (9) any agreement, whether oral or written, by Seller to do any of the foregoing.

            b. Seller knows of no facts, circumstances or proposed or contemplated events which would materially adversely affect the operations, results or prospects of the Business after the Closing Date.

      9. Employee Benefit Plans. Seller has never maintained and does not now maintain, nor is it bound by, any Employee Benefit Plan. Seller is not contributing to, nor has Seller contributed to, any multi-employer plan, as defined in ERISA. Seller is not party to any Employee Benefit Plan or other agreement (including collective bargaining agreements), arrangements or plans which would bind or in any way affect Buyer after the Closing Date, regardless of whether Buyer employs any employees of the Business.

      10.   Compliance with Law.

            a. The present and past operation of the Business, and the Assets is and has been, in compliance in all material respects with all Existing Permits, Laws, governmental specifications, authorizations or requirements and any decree, judgment, order or similar restriction. The Business is not currently the subject of an inspection or inquiry regarding violations or alleged violations of any Law by any federal, state, local or other governmental agency.

            b. No event has occurred or circumstance exists that (with or without notice or lapse of time) (i) may constitute or result in a violation by the Business, of, or a failure on the part of the Business to comply in all material respects with, any Existing Permit, Law, governmental specification, authorization or requirement or any decree, judgment, order or similar restriction or (ii) may give rise to any obligation on the part of the Business to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

            c. With respect to the Business, Seller has not received, at any time since December 31, 1992, any notice or other communication (whether oral or written) from any governmental body or any other Person regarding (i) any actual or alleged violation of, or failure to comply with, any Existing Permit or Law, or (ii) any actual or alleged obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

            d. The Disclosure Schedule contains a complete and accurate list of each Existing Permit. Each Existing Permit listed or required to be listed in the Disclosure Schedule is valid and in full force and effect, and such Existing Permits collectively constitute all of the permits, licenses, approvals, qualifications, permissions or authorizations necessary to permit Seller to lawfully conduct and operate the Business in the manner currently conducted and to permit Seller to own and use the Assets in the manner in which it currently owns and uses such assets.

      11. Litigation. There is no litigation, arbitration, proceeding, governmental investigation, citation or action of any kind pending or proposed or threatened, against or relating to the Business or the Assets, nor is there any basis known to the Sellers for any such action. There are no actions, suits or proceedings pending or proposed or threatened, against Seller by any Person which question the legality, validity or propriety of the transactions contemplated by this Agreement.

      12.   Contracts; Performance of Contracts.

            a. The Disclosure Schedule contains a complete and accurate list (or summary of oral Contracts) of, and Seller has delivered to Buyer true and complete copies of, the Contracts. The Contracts are the only Contracts to which Seller is a party or by which Seller is bound which:

                  (1) involves the performance of services by the Business of an amount or value in excess of $10,000;

                  (2) involves the performance of services or delivery of goods or materials to the Business of an amount or value in excess of $10,000;

                  (3) was not entered into in the ordinary course of business and involves expenditures or receipts of the Business in excess of $10,000;

                  (4) is a lease, rental or occupancy agreement, license, installment and conditional sale agreement, or other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $10,000 and with terms of less than one year);

                  (5) is a joint venture, partnership, and other Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Business with any other Person;

                  (6) contains covenants that in any way purport to restrict the business activity of the Business or limit the freedom of the Business to engage in any line of business or to compete with any Person or otherwise restricts the right of the Business to use or disclose any information in its possession;

                  (7) is a power of attorney that is currently effective and outstanding;

                  (8) is a management, consulting, employment, personal service, agency or other contract or contracts providing for employment or rendition of services and which: (i) is in writing; or (ii) creates other than an at will employment relationship; or (iii) provides for any commission, bonus, profit sharing, incentive, retirement, consulting or additional compensation; or (iv) contains any termination or severance pay obligations or liabilities;

                  (9) is an agreement with either Seller or any subsidiary or affiliate thereof, or with any director, officer, employee or shareholder of either Seller or any subsidiary or affiliate thereof; or

                  (10) is any other written or unwritten agreement that is material, either in amount or significance, to the ongoing operation of the Business.

            b. Each Contract identified or required to be identified on the Disclosure Schedules is in full force and effect and is valid and enforceable in accordance with its terms. Except as set forth on the Disclosure Schedule:

                  (1) the Business is, and at all times since December 31, 1992 has been, in compliance in all material respects with all applicable terms and requirements of each Contract under which the Business has or had any obligation or liability or by which the Business or any of the Assets is or was bound;

                  (2) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Business or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract; and

                  (3) the Business has not given to or received from any other Person, at any time since September 30, 1996, any notice or other communication (whether oral or written) regarding any actual or alleged violation or breach of, or default under, any Contract.

            c. There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Business under current or completed Contracts with any Person other than in the ordinary course of business, and no such Person has made written demand for such renegotiation.

            d. The Contracts relating to the provision of services by the Business have been entered into in the ordinary course of business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Law.

      13.   Existing Insurance Policies.

            a. Seller has delivered to Buyer true and complete copies of the Existing Insurance Policies, all pending applications for an insurance policy to cover the Assets, the Premises or the Business and any statement by the preparer of Seller's financial statements with regard to the adequacy of Seller's insurance coverage with respect to the Assets, the Premises or the Business.

            b. The Existing Insurance Policies: (i) are valid, outstanding and enforceable; (ii) taken, together, provide adequate insurance coverage for the Assets, the Premises and the operation of the Business for all risks normally insured against by a Person carrying on the same business as the Business; and
(iii) are sufficient for compliance with all Laws, the Existing Permits and the Contracts.

            c. The Disclosure Schedule sets forth, by year, for the current policy year and each of the two preceding policy years in respect of each policy for liability, property or casualty: (i) a summary of loss experience under each policy; (ii) a statement describing each claim under each policy for an amount in excess of $10,000; and (iii) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

            d. Seller has not received: (i) any refusal of coverage or notice that a defense will not be afforded with reservation of rights; or (ii) any notice of cancellation or any other indication that any insurance policy is no longer in full force and effect or will not be renewed or that the issuer of any such policy is not willing or able to perform its obligations thereunder.

      14.   Environmental Protection.

            a. As used in this Agreement:

                  (1) "Environmental Claim" shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, Liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any Person alleging potential liability (including, without limitation, potential liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from: (i) the presence, or release into the environment, of any Environmental Hazardous Materials at any location, whether or not owned by Sellers; or (ii) circumstances forming the basis of any violation or alleged violation, of any Environmental Law; or (iii) any and all claims by any Person seeking damages, contribution, indemnification, cost, recovery, compensation or injunctive relief resulting from the presence or Environmental Release of any Environmental Hazardous Materials.

                  (2) "Environmental Laws" shall mean all federal, state, local or foreign statutes, Laws, rules, ordinances, codes, policy, rule of common law, regulations, judgments, and orders relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, drinking water, wildlife, plants, land surface or subsurface strata), including, without limitation, Laws and regulations relating to Environmental Releases or threatened Environmental Releases of Environmental Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Environmental Hazardous Materials.

                  (3) "Environmental Hazardous Materials" shall mean: (i) any petroleum or petroleum products, radioactive materials, asbestos in any form, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs) and radon gas; and (ii) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," extremely hazardous wastes," restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import, under any Environmental Law; and (iii) any other chemical, material, substance or waste exposure to which is now prohibited, limited or regulated by any governmental authority.

                  (4) "Environmental Permits" shall mean all environmental, health and safety permits and governmental authorizations.

                  (5) "Environmental Release" shall mean any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property.

            b. The Business: (i) is in compliance with all applicable Environmental Laws; and (ii) Seller has not received any communication (written or oral) that alleges that the Business is not or was not in compliance with applicable Environmental Laws.

            c. The Business has obtained all Environmental Permits necessary for its operations, and all such permits are in good standing and the Business is in compliance with all terms and conditions of its Environmental Permits, if any.

            d. There is no Environmental Claim pending or threatened against the Business or the Assets or against any Person whose liability for any Environmental Claim Seller has or may have retained or assumed in connection to the Business or the Assets either contractually or by operation of Law, or against any real or personal property or operation which the Business owns, leases or manages, nor is there any basis for any such Environmental Claim.

            e. There have been no Environmental Releases of any Environmental Hazardous Material by the Business or any employee or agent of the Business, or by any Person on real property owned, used, leased or operated by the Business.

            f. No real property at any time owned, operated, used or controlled by the Business is currently listed on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System, both promulgated under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or on any comparable state list, and Seller has not received any written notice from any Person under or relating to CERCLA or any comparable state or local Law.

            g. No off-site location at which the Business has disposed or arranged for the disposal of any waste is listed on the National Priorities List or on any comparable state list and Seller has not received any written notice from any Person with respect to any off-site location, of potential or actual liability or a written request for information from any Person under or relating to CERCLA or any comparable state or local Law.

            h. There is not and has not been any Environmental Hazardous Materials used, generated, treated, stored, transported, disposed of, handled or otherwise existing on, under or about the Premises, except for quantities of any such Environmental Hazardous Materials stored or otherwise held on, under or about the Premises in full compliance with all Environmental Laws and intended to be used in the operation of the Business.

            i. Except as listed on the Disclosure Schedule, there is not now and has not been in the past any underground or above-ground storage tank or pipeline on the Premises, and there has been no Environmental Release from or rupture of any such tank or pipeline, including, without limitation, any Environmental Release from or in connection with the filling or emptying of such tank.

      15.   Labor Matters.

            a. Except as set forth in the Disclosure Schedule, there has been provided to Buyer a complete and accurate list of the following information for each employee of the Business, including each employee on leave of absence or layoff status: name; job title; current compensation paid or payable; vacation accrued.

            b. Except as set forth on the Disclosure Schedule, no employee of the Business is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will affect (i) the performance of such employee's duties as an employee of the Business, or (ii) the ability of Buyer to conduct the Business, including any Proprietary Rights Agreement with the Seller by any such employee. To the knowledge of the Sellers, no key employee of the Business intends to terminate such employee's employment with Seller prior to the Closing.

      16.   Labor Relations; Compliance.

            a. Seller has not been and is not a party to any collective bargaining or other labor Contract.

            b. There has not been, there is not presently pending or existing, and there is not threatened, (i) any strike, slowdown, picketing, work stoppage, or employee grievance process, (ii) any charge, grievance, proceeding or other claim against or affecting the Business relating to the alleged violation of any Law pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor

Relations Board, the Equal Employment Opportunity Commission, or any comparable governmental body, organizational activity, or other labor or employment dispute against or affecting the Business or the Premises, or (iii) any application for certification of a collective bargaining agent.

            c. No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute.

            d. The Business has complied in all material respects with all Laws relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health and plant closing. The Business is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Laws.

            e. There is no present or former employee of the Business who has any claim against Seller on account of or for: (i) overtime pay, other than overtime pay for the current payroll period; (ii) wages or salaries, other than wages or salaries for the current payroll period; or (iii) vacations, sick leave, time off or pay in lieu of vacation, sick leave or time off, other than vacation, sick leave or time off (or pay in lieu thereof) earned in the twelve-month period.

      17. Brokers. Seller has not incurred any brokers', finders' or any similar fee in connection with the transactions contemplated by this Agreement.

      18. Governmental Approvals. No permission, approval, determination, consent or waiver by, or any declaration, filing or registration with, any governmental or regulatory authority is required in connection with the execution, delivery and performance of this Agreement by Seller.

      19. Disclosure. Seller has furnished to Buyer complete and accurate copies of all documents and/or information requested by Buyer. No statement of fact by Seller contained in this Agreement or the Disclosure Schedule (including any supplement thereto) contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein contained, in the light of the circumstances under which they were made, not misleading.

      20.   Intangible Assets.

            a. The Intangible Assets are all those necessary for the operation of the Business as currently conducted. Seller owns all of the right, title, and interest in and to each of the Intangible Assets free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use all of the Intangible Assets without payment to a third party.

            b. The Business does not infringe on the intellectual property rights of others.

            c. No trade name, registered or unregistered trademark, service mark or application therefor included in the Intangible Assets has been or is involved in any opposition, invalidation or cancellation and, to Seller's knowledge, no such action is threatened with respect to such assets.

            d. To the knowledge of Seller, no trade secret or other confidential or proprietary information has been used, divulged, or appropriated either for the benefit of any Person (other than Seller) or to the detriment of the Business.

      21. Certain Payments. Neither Seller or any director, officer, agent, or employee of Seller, nor, to the knowledge of Seller, any other Person associated with or acting for or on behalf of Seller, has directly or indirectly: (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (A) to obtain favorable treatment in securing business for the Business, (B) to pay for favorable treatment for business secured for the Business or (C) to obtain special concessions or for special concessions already obtained, for or in respect of the Business, in each case in violation of any Law; or (ii) established or maintained any fund or asset that has not been recorded in the books and records of the Business.

      22. Relationships with Related Parties. Except as set forth on the Disclosure Schedule, no shareholder or any affiliate of any shareholder or of Seller has, or since December 31, 1992, has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Business. No shareholder or any affiliate of a shareholder or of Seller owns, or since December 31, 1992 has owned, an equity interest (of record or as a beneficial owner) or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with the Business or (ii) engaged in competition with the Business with respect to any services of the Business (a "Competing Business") in any market presently served by the Business except for less than one percent of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth on the Disclosure Schedule, no shareholder or any affiliate of a shareholder or of Seller is a party to any Contract with, or has any claim or right against, Seller with respect to the Business.

      23.   Premises.

            a. Seller does not own any real property in connection with the operation of the Business.

            b. The Premises are in good operating condition and repair, reasonable wear and tear excepted, are insured at normal competitive premium rates and conform in all respects to applicable Laws.

            c. The Premises: (i) constitute all real property and improvements used by the Business; (ii) are not in possession of any adverse possessors;
(iii) are not subject to any leases or tenancies of any kind except for the Lease; (iv) are used in a manner which is consistent and permitted by applicable zoning ordinances and other Law without special use approvals or permits; (v) are served by all water, sewer, electrical, telephone, drainage and other utilities required for normal operations of the Business; (vi) are not located in a flood plain, wetland or similar restricted area; and (vii) require no work or improvements to bring them into compliance with any applicable Law.

               ARTICLE V. REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer hereby represents and warrants to Seller that:

      1. Organization; Business. Buyer is a corporation duly and validly organized and existing under the Laws of its jurisdiction of incorporation.

      2. Authorization; Enforceability. The execution, delivery and performance of this Agreement by Buyer and all of the documents and instruments required by this Agreement to be executed and delivered by Buyer are within the corporate power of Buyer and have been duly authorized by all necessary corporate action by Buyer. This Agreement is, and the other documents and instruments required by this Agreement to be executed and delivered by Buyer will be, when executed and delivered by Buyer, the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws generally affecting the rights of creditors and subject to general equity principles.

      3. No Violation or Conflict. The execution, delivery and performance of this Agreement by Buyer do not and will not conflict with or violate any Law, the Articles of Incorporation or Bylaws of Buyer or any contract or agreement to which Buyer is a party or by which Buyer is bound.

      4. Brokers. Buyer has not incurred any brokers', finders' or any similar fee in connection with the transactions contemplated by this Agreement.

               ARTICLE VI. CONDUCT OF BUSINESS PENDING THE CLOSING

      From and after the date of this Agreement and until the Closing Date:

      1. Carry on in Regular Course. Seller shall diligently carry on the Business in the regular course and substantially in the same manner as heretofore and shall not make or institute any unusual or novel methods of purchase, sale, lease, management, accounting or operation relating to the Business.

      2. Use of Assets. Seller shall use, operate, maintain and repair all of the Assets in a normal business manner consistent with past practices and shall not alter or modify any Asset (except to make improvements in the ordinary course).

      3. No Default. Seller shall not do any act or omit to do any act, or permit any act or omission to act, which will cause a breach of any of the Contracts.

      4. Existing Insurance Policies. Seller shall maintain all of the Existing Insurance Policies in full force and effect.

      5. Employment Matters. Seller shall not: (i) grant any increase in the rate of pay of any of the employees of the Business; (ii) institute or amend any Employee Benefit Plan affecting employees of the Business; or (iii) enter into or modify any written employment arrangement with any Person employed by or providing services to the Business.

      6. Contracts and Commitments. Seller shall not enter into any contract or commitment or engage in any transaction not in the usual and ordinary course of the Business and consistent with the normal practices of the Business and shall not purchase, lease, sell or dispose of any capital asset in connection with the Business; and shall not cancel, modify or amend any Contract.

      7. Preservation of Relationships. Use its best efforts to preserve the organization of the Business intact, to retain the services of the present officers and key employees of the Business and to preserve the goodwill of suppliers, customers, creditors and others having relationships with the Business.

      8.    Compliance with Laws. Comply in all respects with all applicable
Laws.

      9. Taxes. Timely and properly file all federal, state, local and foreign tax returns which are required to be filed, and pay or make provision for the payment of all taxes owed by it.

          ARTICLE VII. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

      Each and every obligation of Buyer to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following express conditions precedent:

      1. Compliance with Agreement. Seller shall have performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date.

      2. Proceedings and Instruments Satisfactory. All proceedings, corporate or other, to be taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Buyer, and Seller shall have made available to Buyer for examination the originals or true and correct copies of all documents Buyer may reasonably request in connection with the transactions contemplated by this Agreement.

      3. No Litigation. No suit, action or other proceeding shall be pending or threatened before any court in which the consummation of the transactions contemplated by this Agreement is restrained or enjoined or in which the relief requested is to restrain, enjoin or prohibit the consummation of the transactions contemplated by this Agreement.

      4. Representations and Warranties of the Sellers. The representations and warranties made by Seller and Bates in: (i) Article of this Agreement shall be true and correct in all respects when made and as of the Closing Date with the same force and effect as though said representations and warranties had been made at such time, without giving effect to any supplement to the Disclosure Schedule; and (ii) all other Sections of this Agreement shall be true and correct in all material respects when made and as of the Closing Date with the same force and effect as though said representations and warranties had been made at such time, without giving effect to any supplement to the Disclosure Schedule.

      5. No Adverse Change. During the period from the date of this Agreement to the Closing Date: (i) there shall not have occurred, and there shall not exist on the Closing Date, any condition or fact which is, or reasonably may be expected to be, materially adverse to the financial condition, properties, business, results of operation or prospects of the Business, taken as a whole; and (ii) neither the Business nor the Assets, taken as a whole, shall have been materially and adversely affected by reason of any loss, taking, condemnation, destruction or physical damage, whether or not insured against.

      6. Deliveries at Closing. Seller shall have delivered to Buyer the following documents, each dated the Closing Date and properly executed by Seller, appropriate officers of Seller or counsel for Seller, as appropriate:
(i) the Bill of Sale; (ii) Seller's Closing Certificate; (iii) the Seller's Counsel Opinion; and (iv) any assignments necessary to effect the transfer of the Intangible Assets to Buyer.

      7.    Other Deliveries. Seller shall have delivered to Buyer:

            a. such certificates and documents of officers of Seller and public officials as shall be reasonably requested by Buyer to establish the existence of Seller and the due authorization of this Agreement and the transactions contemplated by this Agreement by Seller;

            b. legal title to and legal possession of the Assets;

            c. such other bills of sale, endorsements, assignments or other instruments of conveyance as shall be effective to vest in Buyer good and marketable title to the Assets;

            d. a landlord estoppel certificate from the owners of the Premises in form and substance acceptable to Buyer; and

            e. such tax clearance certificates or other similar document(s) which may be required by any state taxing authority in order to relieve Buyer of any obligation to withhold a portion of the Purchase Price or which may be necessary or advisable in order to comply with any applicable sales tax exemption.

      8.    Approvals and Consents.

            a. Sellers shall have filed all notices and obtained, in writing, and delivered to Buyer, such permissions, approvals, determinations, consents and waivers, if any, as may be required by Law, regulatory authorities, the Contracts or the Existing Permits in order to consummate the transactions contemplated by this Agreement and to vest in Buyer good and marketable title to the Assets as contemplated by this Agreement.

            b. Buyer shall have obtained, at Buyer's expense, all approvals, authorizations and permits, governmental or otherwise, that it deems necessary or appropriate to its conduct of the Business on and after the Closing Date.

      9. Due Diligence. Buyer shall have completed its legal, financial and business review of the financial and physical condition, assets, liabilities and prospects of the Business, including environmental, structural and other physical inspections and shall have been satisfied that no facts or circumstances exist which are or are likely to become materially adverse to Buyer, the Business and its prospects, or the Assets. Buyer's election to close the transactions contemplated herein shall not be deemed a waiver of any rights under any covenants, representations or warranties contained herein.

      10. Employment Arrangements. Buyer shall have entered into employment arrangements with Bates on terms and conditions satisfactory to Buyer.

         ARTICLE VIII. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

      Each and every obligation of Seller to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following express conditions precedent:

      1. Compliance with Agreement. Buyer shall have performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date.

      2. Proceedings and Instruments Satisfactory. All proceedings, corporate or other, to be taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Seller, and Buyer shall have made available to Seller for examination the originals or true and correct copies of all documents which Seller may reasonably request in connection with the transactions contemplated by this Agreement.

      3. No Litigation. No suit, action or other proceeding shall be pending before any court in which the consummation of the transactions contemplated by this Agreement is restrained or enjoined.

      4. Representations and Warranties of Buyer. The representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects when made and as of the Closing Date with the same force and effect as though such representations and warranties had been made at such times.

      5. Deliveries at Closing. Buyer shall have delivered to the Seller the following documents, each dated the Closing Date and properly executed by Buyer, or counsel for the Buyer, as appropriate: (i) the Bill of Sale; (ii) the Buyer Closing Certificate; and (iii) the Buyer Officer's Certificate.

      6. Other Documents. Buyer shall have delivered to Seller such certificates and documents of officers of Buyer and of public officials as shall be reasonably requested by Seller to establish the existence and good standing of Buyer and the due authorization of this Agreement and the transactions contemplated by this Agreement by Buyer.

      7. Delivery of Purchase Price. Buyer shall have delivered to Seller the Purchase Price as described in Section of this Agreement.

                             ARTICLE IX. INDEMNITIES

      1. Seller's and Bates' Indemnity. Seller and Bates hereby, jointly and severally, indemnify and hold Buyer harmless from and against, and agree to promptly defend Buyer from and reimburse Buyer for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including, without limitation, reasonable attorneys' fees and other reasonable legal costs and expenses, including without limitation, those incurred in connection with any suit, action or other proceeding) which Buyer may at any time suffer or incur, or become subject to, as a result of or in connection with:

            a. any breach of any of the representations and warranties made by Seller and Bates in or pursuant to this Agreement;

            b. any failure by Seller to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the documents and materials required to be delivered by Seller pursuant to this Agreement;

            c. the Retained Liabilities;

            d. Seller's ownership, occupation or operation of the Business, the Assets, the Premises or any other property occupied by Seller in connection with the Business prior to the Effective Time of Closing;

            e. noncompliance by Seller or the Assets with any Law;

            f. noncompliance with any bulk transfer or plant closing Laws in connection with the sale of the Assets;

            g. any Environmental Release on the Premises, or on any other property occupied by Seller, prior to the Effective Time of Closing;

            h. any Environmental Liability or any other liability arising out of or in connection with the treatment, storage, transportation, disposal or other handling prior to the Effective Time of Closing of any Environmental Hazardous Material by or on behalf of Seller;

            i. any suit, action or other proceeding brought by any Person arising out of, or in any way related to, any of the matters referred to in Sections IX1.a through IX1.h, inclusive, of this Agreement.

      2. Buyer's Indemnity. Buyer hereby indemnifies and holds Seller harmless from and against, and agrees to promptly defend Seller from and reimburse Seller for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including, without limitation, reasonable attorneys' fees and other reasonable legal costs and expenses, including, without limitation, those incurred in connection with any suit, action or other proceeding) which Seller may at any time suffer or incur, or become subject to, as a result of or in connection with:

            a. any breach of any of the representations and warranties made by Buyer in or pursuant to this Agreement;

            b. any failure by Buyer to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the documents and materials required to be delivered by Buyer pursuant to this Agreement;

            c. Buyer's ownership, occupation or operation of the Business, the Assets, the Premises or any other property occupied by Buyer after the Effective Time of Closing (excluding, however, any matters for which Seller and Bates are required to indemnify Buyer pursuant to Section IX.1 of this Agreement).

            d. any suit, action or other proceeding brought by any Person arising out of, or in any way related to, any of the matters referred to in Sections IX.2.a through IX.2.c, inclusive, of this Agreement.

      3. Termination of Seller's Rights. The right of Seller to receive indemnity provided by Section IX.2 of this Agreement shall, as to any matter which has not been noticed to Buyer prior to such time, expire at 11:59 P.M., Phoenix, Arizona time, on the third anniversary of the Effective Time of Closing.

      4. Termination of Buyer's Rights. The right of Buyer to receive indemnity provided by Section IX.1 of this Agreement shall, as to any matter which has not been noticed to Seller and Bates prior to such time, expire at 11:59 P.M. Phoenix, Arizona time, on the third anniversary of the Effective Time of Closing.

      5. Rights on Termination. The termination of the rights of an indemnified party to receive indemnity under this Agreement shall not affect that Person's right to prosecute to conclusion any claim made by that Person prior to the time that the relevant right of indemnity terminates.

                      ARTICLE X. TERMINATION; MISCELLANEOUS

      1. Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing, as follows:

            a. by mutual written agreement of Buyer and Seller;

            b. by Buyer if any of the conditions set forth in Article VII of this Agreement shall not have been fulfilled by the Closing;

            c. by Seller if any of the conditions set forth in Article VIII of this Agreement shall not have been fulfilled by the Closing;

            d. by Buyer pursuant to Section III.2.b of this Agreement; or

            e. by either Buyer or Seller if the Closing has not occurred on or before January 31, 1997.

      2. Rights on Termination; Waiver. If this Agreement is terminated pursuant to Section X.1 of this Agreement, all further obligations of the parties under or pursuant to this Agreement shall terminate without further liability of any party to the others, provided that the obligations of the parties contained in Sections ?, III.3, Article IX, Section X.2 and Section X.5 of this Agreement shall survive any such termination. If any of the conditions set forth in Article VII of this Agreement have not been satisfied, Buyer may nevertheless elect to proceed with the consummation of the transactions contemplated by this Agreement, and if any of the conditions set forth in
Article VIII of this Agreement have not been satisfied, Seller may nevertheless elect to proceed with the consummation of the transactions contemplated by this Agreement. Any such election to proceed shall be evidenced by a certificate signed on behalf of the waiving party by an officer of that party.

      3. Survival of Representations and Warranties. All representations and warranties of the parties contained in this Agreement or made pursuant to this Agreement shall survive the Closing Date and the Effective Time of Closing and the consummation of the transactions contemplated by this Agreement and shall terminate and be of no further force and effect at 11:59 P.M. Phoenix, Arizona time on the third anniversary of the Effective Time of Closing. The termination of the representations and warranties contained in the immediately preceding sentence shall not affect a party's right to prosecute to conclusion any claim made by such party prior to such time.

      4. Entire Agreement; Amendment. This Agreement and the documents referred to in this Agreement and required to be delivered pursuant to this Agreement constitute the entire agreement among the parties pertaining to the subject matter of this Agreement, and supersede the Letter of Intent dated as of November 8, 1996 by and among Buyer and Seller and all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written, and there are no warranties, representations or other agreements between the parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by Buyer and Seller. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

      5. Expenses. Whether or not the transactions contemplated by this Agreement are consummated, each of the parties to this Agreement shall pay the fees and expenses of its respective counsel, accountants, brokers, consultants, investment bankers and other experts incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated by this Agreement.

      6. Governing Law. This Agreement shall be construed and interpreted according to the internal Laws of the State of Arizona without regard to the conflicts of laws principles thereof.

      7. Assignment. This Agreement shall not be assigned by Seller except with the prior written consent of Buyer. Buyer may assign this Agreement to a subsidiary of Unison without the prior written consent of Seller and to any other party with the prior written consent of Seller.

      8. Notices. All communications or notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given at the earlier of the date when actually delivered to an officer of a party by personal delivery or telephonic facsimile transmission or when deposited in the United States mail, certified or registered mail, postage prepaid, return receipt requested, and addressed as follows, unless and until any of such parties notifies the others in accordance with this Section of a change of address:

      If to Seller:       Spine Rehabilitation and Physical Therapy Center, Inc.
                          Attention: Douglas L. Bates
                          3635A Bienville Boulevard
                          Ocean Springs, Mississippi 39564
                          Telephone No.: (601) 875-1898
                          Facsimile No.: (601) 875-1991

      with a copy to:     Brown, Watt & Buchanan, P.A.
                          Attention: W. Lee Watt
                          3112 Canty Street
                          Pascagoula, Mississippi 39569-2220
                          Telephone No.: (601) 762-0035
                          Facsimile No.: (601) 762-0299

      If to Buyer:        Unison HealthCare Corporation
                          Attention: Paul J. Contris
                          7272 East Indian School Road, Suite 214
                          Scottsdale, Arizona 85251
                          Telephone No.: (602) 423-1954
                          Facsimile No.: (602) 481-6479

      with a copy to:     Quarles & Brady
                          Attention: P. Robert Moya
                          One East Camelback, Suite 400
                          Phoenix, Arizona 85012
                          Telephone No.: (602) 230-5500
                          Facsimile No:  (602) 230-5598

      9. Counterparts; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The Table of Contents and Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

      10. Severability. If any provision, clause, or part of this Agreement, or the application thereof under certain circumstances, is held invalid, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby unless such invalidity materially impairs the ability of the parties to consummate the transactions contemplated by this Agreement.

      11. Specific Performance. The parties agree that the Assets and Business as a going concern constitute unique property. There is no adequate remedy at Law for the damage which either party might sustain for failure of the other party to consummate the transactions contemplated by this Agreement, and accordingly, each party shall be entitled, at its option, to the remedy of specific performance to enforce the transactions contemplated by this Agreement.

      12. Taxes and Fees. Seller shall pay all transfer taxes of any kind, all sales and use taxes and all recording and filing fees which arise as a result of the conveyance of the Assets by Seller to Buyer.

      13. Income Tax Position. Neither Buyer nor Seller shall take a position for income tax purposes which is inconsistent with this Agreement.

      14. Further Assurances. From time to time after the Closing Date, upon the reasonable request of Buyer and without any additional consideration, Seller shall execute and deliver or cause to be executed and delivered such further instruments of conveyance, assignment and transfer and take such further action as Buyer may reasonably request in order to more effectively sell, assign, convey, transfer, reduce to possession and record title to any of the Assets. Seller agrees to cooperate with Buyer in all reasonable respects to assure to Buyer the continued title to and possession of the Assets in the condition and manner contemplated by this Agreement.

                                    SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT

      IN WITNESS WHEREOF, the parties have caused this Asset Purchase Agreement to be duly executed as of the day and year first above written.

                                          Buyer:



                            By:/s/ Phillip R. Rollins
                               ------------------------------------
                            Name:Phillip R. Rollins
                                 ----------------------------------
                            Title:Secretary
                                  ---------------------------------
                            Seller:



                            By:/s/ Douglas L. Bates
                               ------------------------------------
                            Name:Douglas L. Bates
                                 ----------------------------------
                            Title:President
                                  ---------------------------------
                            Bates:



                             /s/ Douglas L. Bates
                                ------------------------------------
                             Douglas L. Bates

Exhibit 10.120

Prepared by:
Ronald M. Goldberg, Esq.
Quarles & Brady
One East Camelback Road, Suite 400
Phoenix, Arizona 85012

                            MASTER SUBLEASE AGREEMENT


            THIS MASTER SUBLEASE AGREEMENT (this "Agreement") is made and entered into as of the 19th day of February, 1997, by and between BRITWILL INVESTMENTS - II, INC., a Delaware corporation ("Lessor") and HASMARK OF TEXAS, INC., a Texas corporation ("Lessee").

                                 R E C I T A L S

      A. WHEREAS, pursuant to a Lease Contract and Agreement dated December 1, 1993, by and between BritWill Investments - Texas, Ltd., a Texas limited partnership ("BritWill-Texas"), as Lessor, and Lessor, as Lessee, which Landlord's interest was subsequently assigned to Omega HealthCare Investors, Inc., a Maryland corporation ("Omega") (collectively, the "Heritage Oaks Lease"), Lessor acquired a leasehold estate in the property legally described in Exhibit "A" attached hereto and incorporated herein by reference (the "Heritage Oaks Premises"); and

      B. WHEREAS, pursuant to an Operating Lease dated as of September 2, 1986, by and between Health Care Property Investors, Inc., a Maryland corporation, as Lessor, and The Hillhaven Corporation, a Tennessee corporation ("Hillhaven"), as Lessee, which Lessee's interest was subsequently assigned by a Sublease Agreement dated as of August 1, 1987, by and between Hillhaven, as Sublessor, and Oaks/Jones, Inc., an Illinois corporation ("Oak/Jones"), as Sublessee, which Sublessee's interest was subsequently assigned by a Sub-Sublease dated as of October 20, 1992, by and between Oak/Jones, as Lessor, and Texas Health Ventures, Inc., a Texas corporation ("THV"), as Lessee, which Lessee's interest was subsequently assigned by an Assignment of Sub-Sub-Lease dated November 20, 1993, by and between THV, as Assignor, and BritWill-Texas, as Assignee, which Assignee's interest was subsequently assigned by a Lease Contract and Agreement dated December 1, 1993, by and between BritWill-Texas, as Lessor, and Lessor, as Lessee (collectively, the "Four States Lease"), Lessor acquired a leasehold estate in the property legally described in Exhibit "B" attached hereto and incorporated herein by reference (the "Four States Premises"); and

      C. WHEREAS, pursuant to a Lease dated as of August 1, 1986, incorporating a Master Lease Document - General Terms and Conditions dated December 30, 1985, by and between National Health Properties, a Maryland corporation formerly known as Beverly

Investment Properties, Inc., as Lessor, and Beverly Enterprises - Texas, Inc., a California corporation ("Beverly"), as Lessee, which Lessee's interest was subsequently assigned by an Assignment and Assumption of Lease with Consent of Lessor dated as of July 16, 1990, by and between Beverly, as Assignor, and W. Dirk Parish, an individual ("Parish"), as Assignee, which Assignee's interest was subsequently assigned by an Assignment and Assumption Agreement of Lease dated as of July 16, 1990, by and between Parish, as Assignor, and Texarkana Nursing Home, a Texas general partnership ("TNH"), as Assignee, which Assignee's interest was subsequently assigned by an Assignment and Assumption Agreement of Lease dated as of July 16, 1990, by and between TNH, as Assignor, and Texarkana Nursing Center, Inc., a Texas corporation ("TNC"), as Assignee, which Assignee's interest was subsequently assigned by an Assignment of Lease dated as of November 30, 1993, by and between TNC, as Assignor, and BritWill-Texas, as Assignee, which Assignee's interest was subsequently assigned by a Lease Contract and Agreement dated December 1, 1993, by and between BritWill-Texas, as Lessor, and Lessor, as Lessee (collectively, the "Texarkana Lease"; and, together with the Heritage Oaks Lease and the Four States Lease, the "Leases" and each a "Lease"), Lessor acquired a leasehold estate in the property legally described in Exhibit "C" attached hereto and incorporated herein by reference (the "Texarkana Premises"; and, together with the Heritage Oaks Premises and the Four States Premises the "Leased Premises"); and

      D. WHEREAS, in accordance with the provisions of this Agreement, Lessee desires to acquire all right, title and interest of Lessor in and to each of the Leases;

      NOW, THEREFORE, in consideration of the premises and the mutual covenants and undertakings described hereinbelow, it is agreed as follows:

      1. Sublease. Subject to the terms, conditions, covenants and undertakings hereinafter set forth, and effective March 1, 1997, Lessor does hereby (a) sublease to Lessee all of Lessor's right, title and interest, including all rights of possession and occupancy, in and to the Leased Premises pursuant to the respective Leases and (b) assign to Lessee, subject to Lessor's right of re-assignment in Section 3 below, any and all rights in any of the Leases in the nature of a "right of first refusal" or an "option to purchase." Without in any way limiting or expanding the foregoing, but subject to the written consent of Omega in its absolute discretion, the Heritage Oaks Lease will contain an option to purchase the underlying fee for the sum of (A) $800,000, plus (B) certain costs incurred or to be incurred to repair and rehabilitate the improvements located on the Heritage Oaks Premises in the estimated amount of $500,000.

      2.    Rent.

            (a) Except as provided in Section 2(b), from and after the date hereof Lessee hereby agrees to assume and be responsible for the payment and discharge of all obligations and liabilities of Lessor pursuant to the Leases.

            (b) As long as no Event of Default as herein defined has occurred and is continuing, Lessor shall pay on behalf of Lessee to the landlord under the Heritage Oaks Lease an amount sufficient to decrease the base rent (excluding any rent or other obligation in the nature of operating or capital cost contributions or payments) due under the Heritage Oaks Lease
      (i) for the first twenty-four (24) months hereof, to the amount of $12,000 per month; (ii) for the next twelve (12) months hereof, to the amount of $18,000 per month; and (iii) thereafter, Lessor shall not have any obligation hereunder to subsidize the base rent.

      3. Term. This Agreement may terminate with respect to any Lease, or with respect to all Leases, as set forth in this Section 3.

            (a) As set forth more particularly in Section 8, Lessor may terminate this Agreement with respect to a Lease that is the subject of Lessee's attempted assignment or sublet in violation of this Agreement, or Lessor may terminate this Agreement in its entirety.

            (b) As set forth more particularly in Section 11, Lessor may terminate this Agreement with respect to a Lease following a breach, default or event of default under such Lease or that gives rise to an Event of Default, or following an Event of Default under and as defined in that certain Sublease Agreement of even date herewith by and between Emory Care Center, Inc. and Lessee (the "Emory Sublease"), or Lessor may terminate this Agreement in its entirety.

            (c) This Agreement shall automatically terminate with respect to any Lease upon the expiration of the initial term of such Lease; this Agreement shall terminate in its entirety when the last of the Leases has so expired, or upon termination of the Emory Sublease.

Upon the termination of this Agreement with respect to a Lease, Lessee shall immediately (A) surrender possession of such Leased Premises in at least as good order and condition as received, and (B) shall properly prepare, sign and timely file all claims, cost reports, or other documentation required by the Medicare Program, the Medicaid Program and any other third party payer for the operations of the applicable Leased Premises. Upon such termination, the assignments of any and all rights in the nature of (i) a "right of first refusal" and (ii) an "option to purchase" as contemplated in Section 1 shall be deemed re-assigned by Lessee to Lessor without further action.

      4. Use. During the term of this Agreement, each of the Leased Premises is to be used only for the operation of a nursing home. Lessee covenants not to used any of the Leased Premises for any other purpose without first obtaining Lessor's written consent, which may be absolutely withheld.

      5.    Maintenance; Insurance. During the term hereof, with respect to each
Lease:

            (a) Lessee shall at all times maintain the Leased Premises in at least as good order and condition as received.

            (b) Lessee shall promptly execute, fulfill and comply with all valid ordinances, rules, regulations, laws and statutes of applicable governmental and quasi-governmental authorities (herein "Applicable Law"). Lessee shall at all times maintain and operate the Leased Premises and the business conducted thereon in strict accordance with such Applicable Law.

            (c) Lessee shall maintain all insurance required under each of the Leases and as otherwise maintained by similarly situated nursing homes.

      6. Lessee's Representations and Warranties. Lessee warrants and represents that Lessee has all requisite power and authority to enter into and to deliver this Agreement.

      7. Representations and Warranties. Lessor warrants and represents as follows:

            (a) Lessor is the lawful sublessor under each of the Leases.

            (b) Lessor covenants and agrees that upon Lessee's payment and performance of its obligations hereunder and under the Leases, Lessee shall and may peaceably and quietly have, hold and enjoy each of the Leased Premises for the term provided in Section 3.

            (c) Lessor is not in default under any of the Leases and has no knowledge of any breach or default or event which, with passage of time or the giving of notice or both, would constitute a breach or default, by Lessor under any of the Leases.

            (d) All rents due under the Leases have been paid through the last day of the calendar month immediately preceding the date hereof.

            (e) Lessor has obtained all necessary consents required under the Leases precedent to the effectiveness of the sublease by Lessor contemplated by this Agreement.

            (f) Lessor has all requisite power and authority to enter into and to deliver this Agreement.

      8. No Further or Subsequent Assignment. Neither Lessee nor its permitted successors or assigns shall assign or sublet all or any part of the Leases (other than the rental of rooms or beds, or subleases of commercial space not in violation of the applicable Leases, in either case only in the ordinary course of business) without the prior written consent of Lessor. Any attempt by Lessee or its permitted successor or assigns to assign or sublet the Leases, or any of them, without such consent or consents shall be void and of no effect and shall, at the option of Lessor, be an Event of Default hereunder.

      9. Prorations. All accounts payable accrued as of the date hereof, including without limitation accounts payable in respect of contracts assumed by Lessee and employee benefit obligations incurred by Lessor prior to the date hereof (including but not limited to accrued bonuses, vacation, holiday or sick pay), shall continue to be the responsibility of Lessor and Lessor shall pay all such accounts and benefits to Lessee. Any accounts receivable accrued as of the date hereof or arising out of the operation of the Leased Premises as of the date hereof shall remain the property of Lessor, and Lessee shall pay all such accounts to Lessor. Notwithstanding anything to the contrary herein contained, Lessor shall indemnify Lessee for and hold Lessee harmless against civil penalties levied by the State of Texas or the Health Care Financial Administration with respect to any of the Leased Premises or any of the nursing homes located thereon, whether or not assessed before or after the date hereof, but in any event related to the operation of any such nursing home by Lessor prior to the date hereof.

      10. Reports. Lessee shall promptly deliver to Lessor, in the manner hereinbelow provided, copies of all notices, reports, surveys and other communications that Lessee is obligated to provide to any landlord under any of the Leases. Lessee shall, within ten days of each calendar month-end, deliver to Lessor, in the manner hereinbelow provided, detailed financial statements, including a balance sheet and statement of income for each month and aggregate statements on a fiscal quarter-to-date and annual basis.

      11. Events of Default. Lessee shall be in default under this Agreement upon the occurrence of any of the following (herein an "Event of Default"):

            (a) Breach, default or noncompliance by Lessee with any covenant or provision of any of the Leases, following the expiration of any applicable notice and/or cure period therein; or

            (b) Breach, default or noncompliance by Lessee with any covenant or provision of this Agreement; or

            (c) An Event of Default under and as defined in the Emory Sublease following the expiration of any applicable notice and/or cure period therein.

Upon an Event of Default, Lessor shall have the right to terminate this Agreement with respect to either (A) the Lease giving rise to the default, or
(B) all of the Leases, in either case by written notice to Lessee in the manner hereinbelow provided, and this Agreement shall immediately terminate with respect to such Lease(s), and Lessor shall have the right to re-enter and repossess the applicable Leased Premises and remove all administrative or operational personnel therefrom and as otherwise permitted by applicable law. Notwithstanding anything to the contrary contained in this Agreement, in addition to and without in any way limiting any right or remedy herein contained, Lessor may also avail itself of each and every right and remedy at law and in equity.

      12. Indemnification. Lessee agrees to defend, pay, protect, indemnify, save and hold harmless Lessor for, from and against any and all liabilities, losses, damages, penalties, costs, expenses (including without limitation reasonable attorneys' fees and expenses), causes of action, suits, claims, demands or judgments of any nature whatsoever, howsoever caused, arising from or relating to (a) any of the Leased Premises or the use, non-use, occupancy, condition, design, construction, maintenance, repair or rebuilding of any of the Leased Premises, and any injury to or death of any person or persons or any loss of or damage to any property, real or personal, in any manner arising therefrom connected therewith or occurring thereon, whether or not Lessor has or should have knowledge or notice of the defect or conditions, if any, causing or contributing to said injury, death, loss, damage or other claim, (b) any violation by Lessee of any provision of this Agreement, of any contract or agreement to which Lessee is a party, or any provisions of any of the Leases, or
(c) any other cause not resulting from the gross negligence or wilful misconduct of Lessor or its officers, directors, employees or others in privity of contract in connection with the Leased Premises or this Agreement. In case any proceeding is brought against Lessor by reason of any such claim, Lessee covenants upon notice from Lessor to resist or defend Lessor in such action, with the expenses of such defense paid by Lessee, and Lessor will cooperate and assist in the defense of such action or proceeding if reasonably requested so to do by Lessee. The obligations of Lessee under this Section shall survive any termination of this Agreement.

      13. Copies of Leases. Lessee acknowledges that it has received and has reviewed copies of the Leases described in the Recitals hereto.

      14. Notices. All notices required or permitted to be given under this Agreement shall be given (i) by certified or registered mail, return receipt requested, postage fully prepaid, or (ii) by a nationally recognized overnight delivery service, delivery cost prepaid, in either case addressed to the proper party at the following address:

      If to Lessor:     BritWill Investors - II, Inc.
                        c/o Unison HealthCare Corporation
                        8800 North Gainey Center Drive, Suite 245
                        Scottsdale, Arizona 85258
                        Attention: Jerry Walker, President & CEO
                        Telefacsimile: (602) 481-6479